CONTACT:

Steve Handy, Vice President Corporate Controller
(949) 975-1550
steve.handy@smawins.com

EVC Group, Inc.
Douglas Sherk/Jennifer Beugelmans
(415) 896-6820
dsherk@evcgroup.com

SM&A EXPANDS SENIOR LEADERSHIP TEAM

NEWPORT BEACH, Calif., December 5, 2005 — SM&A, Inc. (Nasdaq: WINS), the world’s leading provider of competition management services, and a leading provider of performance assurance services, today announced the expansion of its senior leadership team. Cathy McCarthy, 57, has been named President and Chief Operating Officer. Steve D. Handy, 37, will succeed Ms. McCarthy as Senior Vice President and Chief Financial Officer while Daniel Hart, 32, will succeed Mr. Handy as Corporate Controller.

“Our expanding customer base, as well as markets served and services offered, has resulted in an increasingly complex business and created the need to broaden our leadership team in order to successfully execute our near and long-term strategies,” said Steven Myers, Chairman and Chief Executive Officer. “I am extremely delighted that the Board of Directors agreed with me that the skills needed to meet our leadership needs were already right here at SM&A. Cathy has been my partner in restructuring and building the business during the past five years. As we approach the $80 million annualized revenue level, it is time to recognize her accomplishments and role in our growth as well as increase her responsibilities for our future success. In her new role as President and COO, Cathy will focus on the day-to-day operations of SM&A while I will focus on creating and building our brand within current and new markets,” Mr. Myers concluded.

“I’m very honored by the Board’s confidence in the senior leadership team, which includes Tim Bauman and now, Steve Handy,” said Ms. McCarthy. “During 2005, under Tim’s direction, SM&A has significantly expanded its markets, customer base, and service offerings, while Steve Handy has led our smooth compliance with Sarbanes Oxley and successful cash management as the Company repurchased more than $13 million dollars of its common stock. I look forward to working with them, as well as Dan and the rest of the management team to execute our growth strategy,” Ms. McCarthy concluded.

Ms. McCarthy joined SM&A in 2001 as Executive Vice President, Chief Financial Officer and Corporate Secretary after serving as a consultant to the Company as President of Financial Management Partners, a financial consulting firm. Mr. Handy joined the company as Assistant Corporate Controller in 2001, and Mr. Hart joined as Assistant Controller in 2004.

About SM&A
SM&A is the world’s leading provider of business strategy and proposal development services that enhance clients’ ability to win competitive procurements, and a leading provider of program management services. Since 1982, SM&A has managed in excess of 1,000 proposals worth more than $312 billion for its clients, and has an 85% win rate on awarded contracts. In addition, SM&A’s more than 300 employees and consultants provide program management, systems engineering, and expert support to major industrial customers in the defense, homeland security, aerospace, information technology, and architect and engineering sectors. SM&A also provides systems engineering, program planning and other high-value technical support services to such high priority national programs as the Joint Strike Fighter program, the U.S. Army’s transformational systems, and America’s missile defense efforts. Additional information about SM&A is available at www.smawins.com

The statements in the news release that refer to the future are forward looking statements that involve a number of risks and uncertainties. Any one or number of factors could cause actual results to differ materially from expectations, and could include: shift in demand for SM&A’s competition management and performance assurance services; fluctuations in the size, timing and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2004. Actual results may differ materially from those expressed or implied. The company expressly does not undertake a duty to update forward-looking statements.